                                     EXHIBIT 4.1

                              TFP INC. STOCK OPTION PLAN

                                 ARTICLE 1.  GENERAL

    1.1 ESTABLISHMENT AND PURPOSE. There is hereby established the TFP Inc. Stock Option Plan (the "Plan") which provides for the granting of options ("Options") to purchase shares of no par value common stock ("Common Stock") of TFP Inc. (the "Company"). The purposes of the Plan are (1) to provide employees of the Company with an equity ownership in the Company, (2) to maintain competitive compensation levels, and (3) to attract and retain high quality employees.

    1.2 EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on August 1, 1994. The Plan may be terminated at any time by the Board of Directors; provided, however, that such termination shall have no effect on then outstanding Options. Options may be granted under the Plan at any time or from time to time as long as the total number of shares optioned or purchased under this Plan does not exceed the number of shares of Common Stock specified in
Section 1.3 hereof. Notwithstanding anything to the contrary, no Options shall be granted hereunder after August 1, 2004.

    1.3 AGGREGATE LIMITATION ON OPTIONS. Shares of stock which may be issued under the Plan shall consist of authorized and unissued shares of the Company's Common Stock. Subject to adjustment in accordance with the provisions of
Section 5.7 hereof, the maximum number of shares of Common Stock which may be issued under the Plan shall be 360,000 shares. Any shares of Common Stock subject to an Option which for any reason is terminated, unexercised or expires shall again be available for issuance under the Plan. With respect to Options intended to be incentive stock options, the aggregate Fair Market Value (as defined below and as determined on the date the Option is granted) of Common Stock with respect to which incentive stock options are exercisable for the first time by the Optionee thereof in any calendar year shall not exceed $100,000.

    1.4  DEFINITIONS.  In this Plan, the following definitions shall apply:

         "Cause" as used herein or in any Option Agreement means (i) the commission by an Optionee of a felony or any other crime involving moral turpitude, (ii) the engagement by an Optionee in any act of fraud, misappropriation or similar misfeasance, (iii) the breach by an Optionee of any confidentiality, noncompetition or other written agreements between the Company and the Optionee, or (iv) repeated non-attentiveness by an Optionee to his duties.

         "Change in Control" shall be deemed to have occurred if (a) individuals who were directors of the Company, immediately prior to a Control Transaction shall cease, within one year of such Control Transaction, to constitute a majority of the Company's Board of Directors (or of the Board of Directors of any successor to the Company or to all or substantially all of its assets), or (b) any entity, person or Group other than the Company or a Company subsidiary acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially 51% or more of the outstanding shares. Notwithstanding the foregoing, an issuance of shares by the Board of Directors to more than one party in connection with a capital raising transaction shall not constitute a Change in Control.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Committee" shall mean a committee of the Board composed solely of members thereof who are "disinterested persons" within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, which Committee shall have authority for administration of the Plan as contemplated in Section 2.1 hereof.

    "Control Transaction" shall be (i) any tender offer for or acquisition of capital stock of the Company, (ii) any merger, consolidation, or sale of all or substantially all of the assets of the Company which has been approved by the shareholders, (iii) any contested election of directors of the Company or (iv) any combination of the foregoing which results in a change in voting power sufficient to elect a majority of the Board of Directors of the Company.

    "Disability" shall mean (as contemplated in Section 22(e)(3) of the Code) the permanent and total disability by reason of physical or mental infirmity, of a participant to perform the work customarily assigned to him by the Company. The determination of the existence or nonexistence of Disability shall be made by the Board or Committee pursuant to a medical examination by a medical doctor selected or approved by the Board or Committee.

    "Exercise Price" shall mean the price per share of Common Stock deliverable upon the exercise of an Option.

    "Fair Market Value" as of any date and in respect of any share of Common Stock shall mean (i) if the Common Stock is not traded in any established market, the Fair Market Value as determined by the Board or Committee, (ii) if the Common Stock is trade in the over-the-counter market, the average of the asked and the bid prices on such day as reported by NASDAQ, and (iii) if the Common Stock is traded on an exchange, the average of the high and low prices at which it is quoted or trade on such day; provided that, with respect to a grant of incentive stock options, any determination of fair Market Value shall be made in accordance with Section 422 of the Code.

    "Group" shall mean persons who act in concert as described in Sections 13(d)(3) and / or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

    "Option Agreement" shall mean the written agreement entered into between the Company and an Optionee which sets forth the terms and conditions of an Option granted hereunder.

    "Optionee" shall mean any individual who is a party to an outstanding Option Agreement.

    "Retirement" shall mean the voluntary termination of employment with the Company by a participant after age 65 or at any age after 10 years of service with the Company.

                              ARTICLE 2.  ADMINISTRATION

    2.1 ADMINISTRATION. The Plan shall be administered by the Board or a committee appointed by the Board; provided, however, that, in the event that the Company is a reporting company under the Securities Exchange Act of 1934, as amended, and the Board includes members who are not "disinterested persons" (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any applicable successor rule or regulation ("Rule 16b-3"), then all authority of the Board under the Plan shall be exercised by the Committee.

    2.2 AUTHORITY OF THE BOARD OR COMMITTEE. The Board or Committee shall have complete authority to: (i) interpret all terms and provisions of the Plan consistent with law, (ii) select from the group of officers and key employees eligible to participate in the Plan the officers and key employees to whom Options shall be granted, (iii) within the limits established herein, determine the number of shares to be subject to Options and the term of each Option granted to officers and key employees, (iv) prescribe the form of instruments evidencing Options, (v) determine the time or times at which Options shall be granted to officers or key employees, (vi) determine the method of exercise of Options granted to officers or key employees under the Plan, (vii) adopt, amend and rescind general and special rules and regulations for the Plan's administration, and (viii) make all other determinations necessary or advisable for the administration of this Plan. The Board or Committee may designate selected Board or Committee members or certain employees of the Company to assist the Board or Committee in the administration of the Plan and may grant authority to such persons to execute documents on behalf of the Board or Committee, subject in each such case to the requirements or Rule 16b-3.

    2.3 LIMITATION OF LIABILITY. No member of the Board or Committee or employee of the Company assisting the Board or Committee pursuant to the preceding paragraph shall be liable for any action taken or determination made in good faith. Decisions of the Board/Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive unless the Board specifically directs otherwise.

                               ARTICLE 3.  ELIGIBILITY

    3.1 ELIGIBILITY FOR PARTICIPATION. Participants in the Plan shall be selected by the Board or Committee from the officers and other employees for the Company who have the capability of making a substantial contribution to the success of the Company. In making this selection and in determining the terms of the Options, the Board or Committee shall consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and growth. If the Board or Committee so determines, all employees shall be eligible for participation in the Plan. Notwithstanding anything to the contrary herein, Options intended to be incentive stock options shall not be granted to any owner of 10% or more of the total combined voting power of the Company and its subsidiaries, unless at the time such Option is granted the Exercise Price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and the Option is not exercisable after the expiration of five years from the date the Option is granted.

                             ARTICLE 4.  GRANT OF OPTIONS

    4.1 GRANT OF OPTIONS. The Board or Committee may, from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Board or Committee may prescribe, grant to any participant in the Plan one or more Options.

    4.2 TYPES OF OPTIONS. Options granted hereunder may, at the discretion of the Board or Committee, be: (i) Options which are intended to qualify as incentive stock options under Section 422 of the Code, (ii) Options which are not intended to so qualify under Section 422 of the Code, or (iii) both of the foregoing, if granted separately, and not in tandem. Each Option granted under this Plan must be clearly identified as to its status as an incentive stock option or not. Options granted hereunder may be allotted to participants in such amounts, subject to the limitations specified in this Plan, as the Board or Committee, in its sole discretion, may from time to time determine.

    4.3 OPTION AGREEMENTS. The grant of an Option shall be evidenced by an Option Agreement, executed by the Company and the Optionee, stating the number of shares of Common Stock subject to the Option evidenced thereby, and in such form and having such conditions as the Board or Committee may determine.

    4.4 EXERCISE PRICE. The Exercise Price shall be equal to the Fair Market Value per share of the Company's Common Stock on the date the Option is granted.

    4.5 TERM AND EXERCISE. Each Option shall become exercisable in accordance with a schedule determined by the Board or Committee and set forth in the relevant Option Agreement. Options may be exercised during the period set forth in the relevant Option Agreement, as determined by the Board or Committee, up to a maximum of ten years from the date of grant (the "Option Term"). No Option shall be exercisable after the expiration of its Option Term.

    4.6 MANNER OF PAYMENT. Each Option Agreement shall set forth the procedure governing the exercise of the Option granted thereunder, and shall provide that, upon such exercise in respect of any shares of Common Stock subject thereto, the Optionee shall pay to the Company, in full, the Exercise Price for such shares with cash or Common Stock.

    4.7 RIGHTS AS A SHAREHOLDER. As soon as practicable after receipt of payment, the Company shall deliver to the Optionee a certificate or certificates for such shares of Common Stock. Such certificates may reflect any necessary legends (including, without limitation any restrictive legends in connection with state or federal securities laws) that the Board or Committee shall deem appropriate. The Optionee shall become a shareholder of the Company with respect to Common Stock represented by share certificates so issued and, as such, shall be fully entitled to receive dividends, to vote and to exercise all other rights of a shareholder.

    4.8 DEATH OF OPTIONEE. Upon the death of the Optionee, any Options to the extent exercisable on the date of death may be exercised by the Optionee's estate, or by a person who acquires the right to exercise such Option by request or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining Option Term and one year after the Optionee's death. The provisions of this Section shall apply notwithstanding the fact that the Optionee's employment may have terminated prior to death, but only to the extent of any rights exercisable on the date of death.

    4.9 RETIREMENT, DISABILITY OR INVOLUNTARY TERMINATION. Unless the relevant Option Agreement expressly provides otherwise (in which case the tax treatment of Section 422 of the Code may not be available), upon termination of the Optionee's employment by reason of Retirement, involuntary termination other than for Cause, or Disability (as defined below and as each is determined by the Board or Committee), the Optionee may exercise any Option (to the extent such Options were exercisable at the date of such termination) provided that such exercise occurs during the (i) 12 months after the date of termination of employment due to Disability or (ii) three months after the date of termination of employment in cases of Retirement and involuntary termination other than for Cause.

    4.10 TERMINATION FOR OTHER REASONS. Except as provided in Sections 4.8 and 4.9, or except as otherwise expressly set forth in the relevant Option Agreement (in which case the tax treatment of Section 422 of the Code may not be available), all Options shall terminate upon the termination of the Optionee's employment. Notwithstanding anything to the contrary herein, in the event that an Optionee breaches a confidentiality agreement or noncompetition agreement between such Optionee and the Company, then all outstanding Options held by such Optionee shall immediately terminate.

                              ARTICLE 5.  MISCELLANEOUS

    5.1 GENERAL RESTRICTIONS. Each Option shall be subject to the requirement that, if at any time the Board or Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Optionee with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue or purchase of shares of Common Stock thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board or Committee.

    5.2 NON-ASSIGNABILITY. No rights under any Option shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution, nor shall the Option be subject to attachment, execution or other similar process. During the life of the recipient, such Option shall be exercisable only by such person or by such person's legal representative.

    5.3 WITHHOLDING TAXES. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

    5.4 RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan or in any Option Agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment of the Company or effect any right which the Company may have to terminate the employment of such participant.

    5.5 NON-UNIFORM DETERMINATIONS. The Board's or Committee's determinations under the Plan (including without limitation determinations of the persons to receive Options, the amount and timing of such Options, the terms and provisions of such Options and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Options under the Plan, whether or not such persons are similarly situated.

    5.6  RIGHTS AS A SHAREHOLDER.   An Optionee under the Plan shall have no
rights as a shareholder with respect thereto unless and until certificates for shares of Common Stock are issued to him.

    5.7 ADJUSTMENTS. In any event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Board or Committee may appropriately adjust the number of shares of Common Stock which may be issued under the Plan, the number of shares of Common Stock subject to outstanding Options, the Exercise Price of outstanding Options, and any and all other matters deemed appropriate by the Board or Committee.

    5.8 AMENDMENT OF THE PLAN. The Board or Committee may, without further action by shareholders and without receiving further consideration from participants, amend this Plan or modify Options in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements. The Board or Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that without shareholder approval the Board or Committee may not (i) increase the maximum number of shares of Common Stock which may be issued under the Plan (other than increases pursuant to Section 5.7), (ii) extend the period during which any Option may be granted or exercised, or (iii) extend the term of the Plan. The termination or any modification or amendment of the Plan, except as provided in the first sentence of this Section 5.8, shall not without the consent of a participant, affect his or her rights under an Option previously granted to him or her.

    5.9 CHANGE OF CONTROL. The Board or Committee may provide that any Option granted hereunder shall immediately become vested and fully exercisable upon a Change in Control.